Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-176567, No. 333-159709, No. 333-125122 and No. 333-116976 on Form S-8 and in Registration Statement No. 333-171151 on Form S-3 of our reports dated March 4, 2013, relating to the consolidated financial statements of MoneyGram International, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2012 as filed on March 4, 2013.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
June 5, 2013